Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY
COLUMBIA, MARYLAND 21044
WWW.FIELDSTONEINVESTMENT.COM
CONTACT:
Investor Relations
Tel: 410-772-5160
Toll-free: 866-438-1088
Investors@FieldstoneInvestment.com

FIELDSTONE INVESTMENT CORPORATION
Announces First Quarter 2006 Operating Results

COLUMBIA, MARYLAND, May 11, 2006 — Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the first quarter of 2006.

Financial Highlights

•                  Fieldstone’s net income for the first quarter of 2006 was $12.9 million or $0.27 per share (diluted) compared to $10.8 million or $0.22 per share (diluted) for the fourth quarter of 2005.

•                  Fieldstone had core net income in the first quarter of 2006 of $10.2 million or $0.21 core net income per share (diluted), a $7.2 million decrease from the $17.4 million or $0.36 core net income per share (diluted) for the fourth quarter of 2005.

•                  The investment portfolio was $5.5 billion at March 31, 2006.

•                  Fieldstone funded $1.0 billion of loans by its non-conforming wholesale and retail divisions in the first quarter of 2006.

•                  Fieldstone sold $654.6 million of mortgage loans originated by its non-conforming wholesale and retail divisions in the first quarter of 2006 at an average gross premium net of derivative gains of 2.4%, compared to sales of $424.8 million in the fourth quarter of 2005 at an average gross premium net of derivative gain of 1.8%.

“In the current market, our REIT portfolio has continued to experience very strong credit performance, but competition has reduced our net interest margins,” stated Michael J. Sonnenfeld, President and Chief Executive Officer. “We have followed a disciplined approach in our origination business relative to credit standards and pricing, rather than focusing only on volume, and as a result we achieved strong sale margins on the loans we sold in the first quarter. We will invest in our origination franchise in 2006, expand our market presence and improve our operating systems, and are committed to reducing our loan origination expense. We remain very positive about our opportunity to expand our existing lines of business in the current market cycle.”

DIVIDEND GUIDANCE

Fieldstone today reaffirmed management’s previous guidance that dividends for common stockholders during the year 2006 are expected to total between $1.84 and $2.04 per share. The dividend guidance is based on management’s current estimates and forecasts for the fiscal year 2006, including the following:

•                     Total annual non-conforming mortgage loan fundings of between $5.0 billion and $6.2 billion.

•                     Investment portfolio balance of $6.0 billion of non-conforming loans by year end 2006, which reflects a portfolio debt to equity leverage ratio of approximately 13 to 1.

•                     Average net interest spread on new loans added to the investment portfolio over the two year swap rate of 3.00%.

•                     Weighted average diluted common shares outstanding of 48.5 million.

Fieldstone paid a regular quarterly dividend on April 28, 2006 of $0.48 per share for the first quarter of 2006, which was paid to stockholders of record on March 31, 2006.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP). Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance. The non-GAAP financial measures presented include core income from continuing operations, core earnings per share from continuing operations (diluted), core net income, core earnings per share (diluted), core return on average assets, core return on average equity, core net interest income and margin and cost to produce. Additional information about each of these non-GAAP financial measures, including a definition and the reason management believes its presentation provides useful information to investors and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in Schedule 2 of this press release.

Financial information in this press release presents the results of Fieldstone’s previous conforming origination business as a discontinued operation, following the sales in the first quarter of 2006 of the assets related to that business, and has been restated for the three months ended March 31, 2005 to correct the timing of the Company’s recognition of income tax expense, as previously announced on April 3, 2006. Fieldstone’s continuing operations include its investment portfolio and its Non-Conforming Wholesale and its Retail origination divisions.

Net Income and Earnings per Share

Fieldstone’s net income for the first quarter of 2006 was $12.9 million, or $0.27 per share (diluted) compared to $10.8 million or $0.22 per share (diluted) for the fourth quarter of 2005. Net income increased $2.1 million during the first quarter of 2006 from the fourth quarter of 2005 due primarily to an increase in the non-cash mark to market valuation gain on interest rate swap agreements and to an increase in gains on sales of mortgage loans. The first quarter of 2006 included a $1.9 million non-cash mark to market valuation gain on interest rate swap agreements, compared to a $7.2 million non-cash mark to market valuation loss in the fourth quarter of 2005. Gains on sales of mortgage loans increased $3.0 million to $10.3 million in the first quarter due to a higher volume of loans sold at higher average sale premiums. These revenue increases were partially offset by lower net interest income on loans held for investment and by the recognition of a $0.9 million pre-tax loss on disposal related to the discontinuation of the conforming division.

Net income for the first quarter of 2006 was $28.9 million lower than the $41.8 million net income, or $0.86 per share (diluted), for the first quarter of 2005, primarily due to the decrease in the non-cash mark to market valuation gain on interest rate swap agreements and to decreased net interest income on loans held for investment. These decreases were partially offset by the increase in net cash settlements on swap agreements received in the first quarter of 2006 compared to the first quarter of 2005.

Fieldstone’s income from continuing operations for the first quarter of 2006 was $14.6 million or $0.30 per share (diluted) compared to $10.6 million or $0.22 per share (diluted) for the fourth quarter of 2005.

Core Net Income and Core Earnings per Share

Core net income for the first quarter of 2006 was $10.2 million, or $0.21 core net income per share (diluted), a $7.2 million decrease from the $17.4 million, or $0.36 core net income per share (diluted) in the fourth quarter of 2005. Core net income excludes the non-cash mark to market gains or losses on interest rate swap and cap agreements. Core net income decreased in the first quarter of 2006 due to higher core interest expense, partially offset by higher gain on sales of mortgage loans, and due to the recognition of a $0.9 million loss on disposal related to the discontinuation of the conforming division.

Core net income for the first quarter of 2006 was $10.9 million lower than the $21.1 million, or $0.44 core net income per share (diluted), for the first quarter of 2005, primarily due to the decline in core net interest margin on loans held for investment in the first quarter of 2006 to 2.2%, from a core net interest margin of 3.2% in the comparable period of 2005.

Fieldstone’s core income from continuing operations for the first quarter of 2006 was $11.8 million or $0.24 per share (diluted) compared to $17.3 million or $0.36 per share (diluted) for the fourth quarter of 2005.

Mortgage Loan Fundings

	Three Months Ended
($000)	March 31, 2006	December 31, 2005	March 31, 2005
Non-Conforming Wholesale Division	$860,523	1,261,186	975,905
Retail Division	150,795	164,892	171,956
Total Fundings by Continuing Operations	1,011,318	1,426,078	1,147,861
Discontinued Conforming Division	127,797	277,000	307,991
Total Fundings	$1,139,115	1,703,078	1,455,852

Fieldstone funded a total of $1.1 billion of mortgage loans during the first quarter of 2006, which included $1.0 billion of loans by the non-conforming wholesale and retail divisions, and $0.1 billion of conforming loans originated by its discontinued conforming division. The decrease in non-conforming loan fundings from the prior quarter was due primarily to seasonal factors that tend to reduce new mortgage applications during the months of January and February, and to intense competition for new loans in the mortgage origination industry. Fieldstone’s Retail Division funds a full range of non-conforming, conforming and government-sponsored residential mortgage loans.

Net Interest Income and Margin

Net interest margin on loans held for investment after provision for loan losses for the three months ended March 31, 2006, December 31, 2005, and March 31, 2005 was as follows:

	1Q 2006	4Q 2005	1Q 2005
Coupon interest income	7.07%	6.77%	6.68%
Amortization of deferred origination costs	(0.50)%	(0.43)%	(0.46)%
Prepayment fees	0.41%	0.60%	0.56%
Yield on loans held for investment	6.98%	6.94%	6.78%
Cost of financing loans held for investment (1)	5.17%	4.71%	3.28%
Net yield on loans held for investment (2)	1.92%	2.33%	3.62%
Provision for loan losses	(0.40)%	(0.55)%	(0.37)%
Yield on loans held for investment, after provision	1.52%	1.78%	3.25%

(1)             Cost of financing for loans held for investment does not include the effect of the interest rate swap agreements.

(2)             Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income on loans held for investment after provision for loan losses was $20.8 million for the first quarter of 2006, compared to $24.6 million for the fourth quarter of 2005 and $39.7 million for the first quarter of 2005. The decrease in Fieldstone’s net interest margin after provision in the first quarter of 2006 was due primarily to the 0.46% rise in interest expense on the debt financing the loans in its portfolio as interest rates continued to rise during the first quarter, a decline of 0.19% of prepayment fee income as borrowers waited to refinance their loans until after their prepay fees expired and an increase of 0.07% in amortization of deferred expenses as borrowers refinanced their loans following the expiration of the prepay fee. These revenue declines were only partially offset by a 0.30% increase in coupon interest income in the first quarter, resulting in a 0.41% decrease to the net yield on the loans before provision for losses. Net interest income and margin do not include the effect of Fieldstone’s economic hedge of its interest expense.

Fieldstone was able to increase the average coupon on the loans in the portfolio in the first quarter by 0.30%, which was insufficient to offset the higher interest expense it recognized during the quarter. Market competition for new loans did not allow the coupon on new loans to increase at the same rate as the increase in the cost of financing the loans. In addition, older loans with higher net interest margins continue to prepay at a fast rate  (consistent with Company and industry forecasts) as borrowers of Fieldstone’s older adjustable rate mortgage loans refinance their loans around the time that the loans reset from their initial fixed rate to an adjusting rate.

Net interest income on loans held for sale was $4.0 million for the first quarter of 2006, a 4.84% net interest margin, compared to $3.1 million for the fourth quarter of 2005, a 4.07% net interest margin, and $3.3 million for the first quarter of 2005, a 6.08% net interest margin.

Core Net Interest Income and Margin

Core net interest margin on loans held for investment after provision for loan losses for the three months ended March 31, 2006, December 31, 2005, and March 31, 2005 was as follows:

	1Q 2006	4Q 2005	1Q 2005
Yield on loans held for investment*	6.98%	6.94%	6.78%
Core cost of financing for loans held for investment	4.46%	3.71%	3.31%
Core yield on loans held for investment	2.61%	3.31%	3.60%
Provision for loan losses — loans held for investment	(0.40)%	(0.55)%	(0.37)%
Core yield on loans held for investment, after provision for loan losses	2.21%	2.76%	3.23%

*Includes coupon interest income and prepayment fees, net of amortization of deferred costs.

Core net interest income on loans held for investment after provision for loan losses was $30.2 million for the first quarter of 2006, compared to $38.1 million for the fourth quarter of 2005, and $39.4 million for the first quarter of 2005. The core net interest margin after provision in the first quarter of 2006 decreased compared to the fourth of 2005 due to a 0.75% rise in core interest expense on the debt financing the loans in the portfolio as older, lower rate swaps expired, a decline of 0.19% of prepayment fee income as borrowers waited to refinance their loans until after their prepay fees expired and an increase of 0.07% in amortization of deferred expenses as borrowers refinanced their loans following the expiration of the prepay fee. These decreases in revenue were only partially offset by a 0.30% increase in coupon interest income in the first quarter, resulting in a net 0.55% decrease to the core net yield on the loans. In addition, Fieldstone’s fourth quarter 2005 core interest expense was reduced by 0.32% by the termination during the fourth quarter of a number of in-the-money swaps in connection with the pledge of replacement swaps with a rated counterparty to a securitization trust as part of the long-term financing of Fieldstone’s loans held for investment.

Gains on Sales of Mortgage Loans, Net

For the first quarter of 2006, revenues from gains on sales of loans, net from Fieldstone’s non-conforming wholesale and retail divisions were $10.3 million, an increase of $3.0 million from $7.3 million for the fourth quarter of 2005 and an increase of $1.8 million from $8.5 million for the first quarter of 2005. Gain on sale revenue increased in the first quarter of 2006 as compared to the prior periods due primarily to the higher volume of mortgage loan sales from Fieldstone’s continuing non-conforming wholesale and retail divisions and an increase in the average sale premiums, net of derivative gains, received.

Origination Expenses and Cost to Produce

Fieldstone’s cost to produce from continuing operations as a percentage of mortgage loan fundings increased to 3.52% in the first quarter of 2006, compared to 3.07% in the first quarter of 2005, and 2.71% in the fourth quarter of 2005. This increase reflected a rise in the Company’s fixed production expenses, primarily sales personnel salaries and benefits, which were spread over a lower funding volume during the quarter. Total operating costs including deferred origination costs declined to $37.0 million in the first quarter of 2006, compared to $39.0 million in the fourth quarter of 2005, due primarily to lower commissions, as Fieldstone adjusted incentive compensation structures for the narrower margins in the current lending environment. Fieldstone has identified and begun to execute a number of cost reduction initiatives, and anticipates recognizing lowered operating costs throughout the remainder of 2006.

Mortgage Loans Held for Investment, Net

($000)	1Q 2006	4Q 2005	1Q 2005
Beginning principal balance	$5,530,216	5,272,479	4,735,063
Loans funded for investment	528,334	861,961	730,798
Less: Loan repayments	(543,382)	(592,069)	(369,889)
Transfers to real estate owned	(19,463)	(12,155)	(4,642)
Ending principal balance	5,495,705	5,530,216	5,091,330
Plus: Net deferred loan origination (fees)/costs	36,776	40,199	40,959
Ending balance mortgage loans held for investment	5,532,481	5,570,415	5,132,289
Allowance for loan losses — loans held for investment	(45,744)	(44,122)	(26,379)
Ending balance mortgage loans held for investment, net	$5,486,737	5,526,293	5,105,910
Allowance for loan losses as a percentage of the principal balance of loans held for investment	0.83%	0.80%	0.52%

The investment portfolio was $5.5 billion at March 31, 2006, a $34.5 million decrease to the principal balance of the portfolio during the quarter, as repayments slightly exceeded new fundings. Hybrid adjustable rate loans which reached their two year reset period from fixed to adjustable rate coupons during the first quarter of 2006 prepaid at an average constant prepayment rate of 91 during the first quarter of 2006. The portion of Fieldstone’s non-conforming fundings that were funded as loans held for investment declined in the first quarter to 54% of non-conforming fundings, down from 62% in the fourth quarter of 2005 and from 66% in the first quarter of 2005, as a result of the coupon “filter” that Fieldstone uses to allocate loans to held for investment versus held for sale. The compressed net interest margins on loans originated in the quarter resulted in more of the loans being funded as loans held for sale rather than as loans held for investment.

Delinquency, life to date losses and weighted average coupon as of March 31, 2006 of Fieldstone’s loans held for investment by securitization pool were as follows:

	As of March 31, 2006
($000)	Current Principal Balance	Current Balance as Factor of Original Principal	% of Principal Balance Seriously Delinquent(1)	% of Cumulative Realized Losses(2)	Weighted Avg. Coupon	Avg. Age of Loans from Funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$68,297	14%	19.6%	0.35%	9.17%	32
FMIT Series 2004-1 (3)	115,364	17%	14.9%	0.28%	9.35%	28
FMIT Series 2004-2	273,494	31%	8.9%	0.34%	8.41%	25
FMIT Series 2004-3	517,735	52%	6.2%	0.27%	6.49%	23
FMIT Series 2004-4	485,227	55%	8.8%	0.23%	6.95%	20
FMIT Series 2004-5	545,245	61%	6.8%	0.18%	6.78%	18
FMIT Series 2005-1	494,175	66%	6.1%	0.20%	6.90%	16
FMIT Series 2005-2	867,977	90%	4.3%	0.03%	7.13%	10
FMIT Series 2005-3	1,121,285	96%	2.3%	0.00%	7.32%	6
FMIT Series 2006-1	697,825	100%	0.9%	0.00%	7.92%	3
Total	5,186,624	62%	5.1%	0.18%		13
Loans held for investment-to be securitized	309,081	100%	0.1%	0.00%		1
Total loans held for investment	$5,495,705	63%	4.8%	0.17%	7.32%	13

(1)             Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

(2)             Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

(3)             Series 2004-1 was called and paid in full in April 2006.

The total portfolio delinquency status of mortgage loans held for investment at March 31, 2006, December 31, 2005, and March 31, 2005 was as follows:

	March 31, 2006		December 31, 2005		March 31, 2005
($000)	Principal Balance%	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,897,817	89.1%	4,925,656	89.1%	4,768,154	93.7%
30 days past due	331,656	6.1%	359,074	6.5%	218,712	4.3%
60 days past due	94,519	1.7%	93,663	1.7%	41,156	0.8%
90+ days past due	59,063	1.1%	65,810	1.2%	19,606	0.4%
In process of foreclosure	112,650	2.0%	86,013	1.5%	43,702	0.8%
Total	$5,495,705	100.0%	5,530,216	100.0%	5,091,330	100.0%
Seriously delinquent%		4.8%		4.4%		2.0%

The increase in the portfolio’s seriously delinquent loans through the first quarter of 2006 is a result of the aging of the loans in the portfolio. This level of delinquency is lower than the level of delinquency initially modeled by management.

Mortgage Loans Held for Sale, Net

($000)	1Q 2006	4Q 2005	1Q 2005
Beginning principal balance	$591,840	526,016	356,408
Loans funded, held for sale	610,781	841,117	725,054
Less: Loans sold	(880,930)	(768,571)	(802,732)
Loans paid off /other	(7,544)	(6,722)	(6,362)
Ending principal balance	314,147	591,840	272,368
Plus: Net deferred loan origination fees (costs)	1,469	3,534	2,138
Less: Valuation allowances	(2,780)	(1,105)	(2,056)
Ending balance mortgage loans held for sale, net	$312,836	594,269	272,450

Mortgage loans held for sale, net, totaled $312.8 million at March 31, 2006, which consisted of all conforming loans funded, together with a portion of the non-conforming fixed rate, second lien and adjustable rate loans originated by Fieldstone.

Income Taxes

Fieldstone recognized a total income tax benefit, including discontinued operations, of $1.8 million during the first quarter of 2006 primarily related to the $5.3 million pre-tax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS), for the first quarter of 2006. The $5.3 million pre-tax net loss of FMC in the first quarter of 2006 includes a $0.9 million loss on disposal of the conforming division. FMC had a pre-tax net loss of $2.5 million in the first quarter of 2005.

Conference Call

Fieldstone will hold a conference call on Friday, May 12, 2006 at 10:00 a.m. Eastern Time to discuss its first quarter 2006 operating results. The conference call may be accessed by dialing 800-475-3716 (domestic) or 719-457-2728 (international). Please dial in at least 10 minutes prior to the start of the call.

The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com. Interested participants should go to the Fieldstone website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of First Quarter 2006 Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call on May 12, 2006 and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call.

About Fieldstone

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,300 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to (i) statements regarding the expected continued building of Fieldstone’s investment portfolio in 2006; (ii) the expected achievement of targeted leveraged returns on new loans; (iii) the expected continued expansion of Fieldstone’s origination business in 2006 and the achievement of reduced loan origination expenses and operating costs in 2006; and (iv) the reaffirmation of management’s previous guidance on dividends, including management’s current estimates and forecasts for 2006 on which this guidance is based, contained in the section titled “Dividend Guidance” of this press release. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the liquidity we need to support our origination of mortgage loans; (v) the ability to sell or securitize mortgage loans on favorable economic terms; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
 Consolidated Statements of Condition
(In thousands, except share data)

	March 31, 2006	December 31, 2005	March 31, 2005 (As restated)
	(Unaudited)		(Unaudited)
Assets
Cash	$31,020	33,536	34,810
Restricted cash	255,305	7,888	5,947
Mortgage loans held for sale, net	312,836	594,269	272,450
Mortgage loans held for investment	5,532,481	5,570,415	5,132,289
Allowance for loan losses — loans held for investment	(45,744)	(44,122)	(26,379)
Mortgage loans held for investment, net	5,486,737	5,526,293	5,105,910
Accounts receivable	13,062	7,201	11,254
Accrued interest receivable	29,043	29,940	23,234
Trustee receivable	119,771	130,237	99,167
Prepaid expenses and other assets	38,227	31,197	22,368
Derivative assets	37,410	35,223	41,371
Deferred tax asset	16,855	17,679	17,277
Furniture and equipment, net	9,479	10,151	9,433
Total assets	$6,349,745	6,423,614	5,643,221

Liabilities and Shareholders’ Equity

Warehouse financing — loans held for sale	$252,814	434,061	174,081
Warehouse financing — loans held for investment	259,513	378,707	421,687
Securitization financing	5,241,266	4,998,620	4,422,465
Reserve for losses — loans sold	33,497	35,082	35,099
Dividends payable	23,298	26,689	—
Accounts payable, accrued expenses and other liabilities	22,499	23,812	19,880
Total liabilities	5,832,887	5,896,971	5,073,212
Commitments and contingencies

Shareholders’ equity:

Common stock $0.01 par value; 90,000,000 shares authorized;
shares issued and outstanding of 48,536,485 as of
March 31, 2006, 48,513,985 as of December 31, 2005, and
48,835,876 as of March 31, 2005	485	485	488
Paid-in capital	489,602	493,603	496,534
Accumulated earnings	26,771	37,093	78,184
Unearned compensation	—	(4,538)	(5,197)
Total shareholders’ equity	516,858	526,643	570,009
Total liabilities and shareholders’ equity	$6,349,745	6,423,614	5,643,221

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
 (Unaudited; in thousands, except share and per share data)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005 (As restated)
Revenues:
Interest income:
Loans held for investment	$95,113	96,171	82,836
Loans held for sale	6,601	6,285	4,287
Total interest income	101,714	102,456	87,123
Interest expense:
Loans held for investment	68,916	63,946	38,608
Loans held for sale	2,605	3,140	992
Total interest expense	71,521	67,086	39,600
Net interest income	30,193	35,370	47,523
Provision for loan losses — loans held for
investment	5,393	7,663	4,494

Net interest income after provision for loan losses	24,800	27,707	43,029
Gains on sales of mortgage loans, net	10,295	7,257	8,469
Other income (expense) - portfolio derivatives	12,158	6,929	20,342
Fees and other income	350	159	286
Total revenues	47,603	42,052	72,126

Expenses:
Salaries and employee benefits	20,869	19,516	17,704
Occupancy	1,823	1,718	1,499
Depreciation and amortization	935	843	760
Servicing fees	2,569	2,163	2,604
General and administration	7,563	8,580	7,321
Total expenses	33,759	32,820	29,888

Income from continuing operations before income taxes	13,844	9,232	42,238
Income tax benefit	729	1,391	157
Income from continuing operations	14,573	10,623	42,395
Discontinued operations, net of income tax (including
loss on disposal of $0.9 million, pre-tax)	(1,645)	162	(641)
Net income	$12,928	10,785	41,754

Earnings (loss) per share of common stock:
Basic:
Continuing operations	$0.30	0.22	0.87
Discontinued operations	(0.03)	—	(0.01)
Total	$0.27	0.22	0.86

Diluted:
Continuing operations	$0.30	0.22	0.87
Discontinued operations	(0.03)	—	(0.01)
Total	$0.27	0.22	0.86

Basic weighted average common shares outstanding	48,273,985	48,411,119	48,461,987
Diluted weighted average common shares outstanding	48,273,985	48,429,693	48,519,518

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Schedule 1 - Supplemental Data
(Unaudited; dollars in thousands)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Mortgage Loan Fundings
Non-conforming wholesale division	$860,523	1,261,186	975,905
Retail division	150,795	164,892	171,956
Total continuing operations	1,011,318	1,426,078	1,147,861
Discontinued operations	127,797	277,000	307,991
Total	$1,139,115	1,703,078	1,455,852

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	8.5%	7.9%	7.4%
Weighted average credit score	646	651	652
Weighted average loan to value	84.6%	84.2%	83.6%
Full documentation (1)	54.1%	51.9%	55.8%
Percentage held for investment	53.9%	62.3%	66.2%

Mortgage Loan Sales
Non-conforming wholesale and retail divisions	$654,550	424,824	529,551
Discontinued operations	226,380	343,747	273,181
Total	$880,930	768,571	802,732

Gain on Sale Margin (2)
Gross premiums - loan sales, net of derivative gain/(loss)	2.4%	1.8%	2.6%
Fees collected, net of premiums paid	0.2%	0.4%	0.3%
Provision for loan losses - loans sold (3)	(0.3)%	0.3%	(0.4)%
Direct origination costs	(0.7)%	(0.8)%	(0.8)%
Total	1.6%	1.7%	1.6%

Gross premiums - loan sales, net of derivative gain/(loss)
First lien mortgage loans	2.6%	2.3%	3.0%
Second lien mortgage loans	1.2%	0.3%	1.9%
Total	2.4%	1.8%	2.6%

Statements of Condition Data
Average equity as a percentage of average assets	8.6%	8.7%	10.1%
Debt to capital	11.3	11.2	8.9
Book value per share	$10.65	10.86	11.67

Seriously delinquent - mortgage loans held for sale (4)	3.9%	0.7%	1.1%
Seriously delinquent - mortgage loans held for investment (4)	4.8%	4.4%	2.0%
Weighted average credit score - mortgage loans held for investment	648	650	651

(1)             Full documentation of non-conforming mortgage loan fundings also includes the bank statements program.

(2)             Gain on sale margin is calculated as gains on sales of mortgage loans from continuing operations, net (non-conforming wholesale and retail divisions) divided by mortgage loan sales from continuing operations.

(3)             Provision for loan losses - loans sold is calculated as provision for loan losses - loans sold divided by loan sales.The provision is recorded as a reduction of gains on sales of mortgage loans. A credit to the provision was recorded in the fourth quarter of 2005 relating to a decrease in the estimate of trailing losses on loans sold in 2003 and 2004

(4)             Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Schedule 2——Non-GAAP Financial Measures and Regulation G Reconciliations

Core income from continuing operations, core earnings per share from continuing operations (diluted), core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets, core return on average equity and cost to produce are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core income from continuing operations is income from continuing operations less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share from continuing operations (diluted) is core income from continuing operations available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core return on average assets is core net income divided by average total assets.

Core return on average equity is core net income divided by core average total equity, which is the equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements and the cumulative amortization of interest rate swap buydown payments.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio, (b) the net cash settlements incurred or paid to terminate these derivatives prior to maturity related to derivatives related to loans held for investment and (c) the amortization of interest rate swap buydown payments. Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” on the consolidated statements of operations.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

Management believes the core financial measures are useful to investors because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes and the amortization of swap buydown payments. Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio. Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) — portfolio derivatives” on the consolidated statements of operations. This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period. The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) — portfolio derivatives” were:

	Three Months Ended
($000)	March 31, 2006	December 31, 2005	March 31, 2005
Non-cash changes in fair value	$1,894	(7,172)	20,628
Cash settlements received (paid)	10,264	14,101	(286)
Other income (expense) — portfolio derivatives	$12,158	6,929	20,342

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

Regulation G Reconciliation
Core Income From Continuing Operations, Core Earnings Per Share From Continuing Operations-Diluted
Core Net Income and Core Earnings Per Share-Diluted

	Three Months Ended
(Dollars in 000’s, except share and per share data)	March 31, 2006	December 31, 2005	March 31, 2005
Core Income From Continuing Operations and Core Net Income:
Income from continuing operations	$14,573	10,623	42,395
Discontinued operations, net of income tax	(1,645)	162	(641)
Net income	12,928	10,785	41,754
included in “Other income (expense) - portfolio derivatives
Mark to market interest rate swaps”
Mark to market interest rate cap	(1,894)	7,172	(20,558)
Total mark to market on portfolio derivatives	—	—	(70)
	(1,894)	7,172	(20,628)

Less: Amortization of interest rate swap buydown payments	(867)	(531)	—
Core net income	$10,167	17,426	21,126

Core Earnings per Share From Continuing Operations - Diluted
and Core Earnings Per Share - Diluted:
Income from continuing operations	$14,573	10,623	42,395
Unvested restricted stock dividends	(78)	(157)	—
Income from continuing operations available to common shareholders	14,495	10,466	42,395
Discontinued operations, net of income tax	(1,645)	162	(641)
Net income available to common shareholders	12,850	10,628	41,754
Less: Mark to market (gain) loss on portfolio derivatives	(1,894)	7,172	(20,628)
Amortization of interest rate swap buydown payments	(867)	(531)	—
Core net income available to common shareholders	$10,089	17,269	21,126

Earnings per share from continuing operations - diluted	$0.30	0.22	0.87
Core earnings per share from continuing operations - diluted	$0.24	0.36	0.45

Earnings per share - diluted	$0.27	0.22	0.86
Core earnings per share - diluted	$0.21	0.36	0.44

Diluted weighted average common shares outstanding	48,273,985	48,429,693	48,519,518

Core Return on Average Assets and Core Return on Average Equity:
Average total equity	$528,039	548,982	546,365
Average total assets	6,157,291	6,303,956	5,429,702
Core average total equity	500,692	516,960	519,519
Core average total assets	6,157,291	6,303,956	5,429,702

Return on average equity (annualized)	9.8%	7.9%	30.6%
Return on average assets (annualized)	0.8%	0.7%	3.1%

Core return on average equity (annualized)	8.1%	13.5%	16.3%
Core return on average assets (annualized)	0.7%	1.1%	1.6%

Average Balance Data
Mortgage loans held for sale*	$330,044	302,252	216,783
Mortgage loans held for investment	5,453,923	5,419,162	4,884,311
Warehouse financing - mortgage loans held for sale*	212,156	247,673	98,213
Warehouse financing - mortgage loans held for investment	510,867	630,900	518,852
Securitization financing	4,825,196	4,681,931	4,187,989

*                    Excludes average balance data relating to discontinued operations.

Regulation G Reconciliation - Core Net Interest Income & Core Yield Analysis

	Three Months Ended
(Dollars in 000’s)	March 31, 2006	December 31, 2005	March 31, 2005

Core net interest income after provision for loan losses

Net interest income after provision for loan losses	$24,800	27,707	43,029
Plus: Net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives	10,264	14,101	(286)
Less: Amortization of interest rate swap buydown payments	(867)	(531)	—
Core net interest income after provision for loan losses	$34,197	41,277	42,743

Interest income loans held for investment	$95,113	96,171	82,836
Interest expense loans held for investment	68,916	63,946	38,608
Plus: Net cash settlements (received) paid on portfolio derivatives	(10,264)	(14,101)	286
Plus: Amortization of interest rate swap buydown payments	867	531	—
Core interest expense - loans held for investment	59,519	50,376	38,894

Core net interest income loans held for investment	35,594	45,795	43,942
Provision for loan losses loans held for investment	5,393	7,663	4,494
Core net interest income loans held for investment after provision for loan losses	30,201	38,132	39,448

Net interest income loans held for sale	3,996	3,145	3,295
Core net interest income after provision for loan losses	$34,197	41,277	42,743

Core Yield Analysis
Core yield analysis - loans held for investment

Coupon interest income on loans held for investment	7.07%	6.77%	6.68%
Amortization of deferred origination costs	(0.50)%	(0.43)%	(0.46)%
Prepayment fees	0.41%	0.60%	0.56%
Yield on loans held for investment	6.98%	6.94%	6.78%

Cost of financing for loans held for investment	5.17%	4.71%	3.28%
Net cash settlements (received) paid on portfolio derivatives	(0.77)%	(1.04)%	0.03%
Amortization of interest rate swap buydown payments	0.06%	0.04%	0.00%
Core cost of financing for loans held for investment	4.46%	3.71%	3.31%

Net yield on loans held for investment	1.92%	2.33%	3.62%
Net cash settlements received (paid) on portfolio derivatives	0.75%	1.02%	(0.02)%
Amortization of interest rate swap buydown payments	(0.06)%	(0.04)%	0.00%
Core net yield on loans held for investment	2.61%	3.31%	3.60%
Provision for loan losses - loans held for investment	(0.40)%	(0.55)%	(0.37)%
Core yield on loans held for investment after provision for loan losses	2.21%	2.76%	3.23%

Yield analysis - loans held for sale

Yield on loans held for sale	8.00%	8.14%	7.91%
Cost of financing for loans held for sale	4.91%	4.96%	4.04%
Net yield on loans held for sale	4.84%	4.07%	6.08%

Core yield analysis - loans held for investment and loans held for sale
Yield - net interest income on loans held for sale and loans held for
investment after provision for loan losses	1.72%	1.90%	3.37%
Net cash settlements received (paid) on portfolio derivatives	0.71%	0.96%	(0.02)%
Amortization of interest rate swap buydown payments	(0.06)%	(0.04)%	0.00%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	2.37%	2.82%	3.35%

Regulation G Reconciliation - Cost to Produce

	Three Months Ended
(Dollars in 000’s)	March 31, 2006	December 31, 2005	March 31, 2005
Total expenses	$33,759	32,820	29,888
Deferred origination costs	6,506	8,985	8,061
Servicing costs - internal and external	(3,255)	(2,796)	(3,319)
Total general and administrative costs	37,010	39,009	34,630
Premiums paid, net of fees collected	(1,398)	(378)	592
Cost to produce*	$35,612	38,631	35,222

Mortgage loan fundings*	$1,011,318	1,427,078	1,147,861

Cost to produce as % of mortgage loan fundings	3.52%	2.71%	3.07%

Cost to produce as % of mortgage loan fundings
Total expenses	3.34%	2.30%	2.60%
Deferred origination costs	0.64%	0.63%	0.70%
Servicing costs - internal and external	(0.32%)	(0.20)%	(0.28)%
Total general and administrative costs	3.66%	2.73%	3.02%
Premiums paid, net of fees collected	(0.14)%	(0.02)%	0.05%
Cost to produce as % of mortgage loan fundings	3.52%	2.71%	3.07%

* Excludes cost to produce and mortgage loan fundings relating to discontinued operations.